Exhibit 99.7.(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” in the Prospectus and to the use of our reports: (1) dated April 28, 2017, with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, and (2) dated April 28, 2017, with respect to the financial statements of the subaccounts of Farm Bureau Life Variable Account, included in Post-Effective Amendment No. 38 to the Registration Statement (Form S-6, No. 33-12789) under the Securities Act of 1933, and related Prospectus of Farm Bureau Life Variable Account (Flexible Premium Variable Life Insurance Policy).

/s/ Ernst & Young LLP

Des Moines, lowa

April 28, 2017